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                                                                     EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of Raptor Systems, Inc. and its wholly owned subsidiaries on all Forms S-8 (Commission File # 33-03146, filed April 3, 1996) in effect on the filing date of Raptor Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996 of our report dated January 28, 1997, on our audits of the consolidated financial statements of Raptor Systems, Inc. and its wholly owned subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included or incorporated by reference in this Annual Report on Form 10-K.

Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 19, 1997